Exhibit 5.1


                             Michael S. Krome, P.C.
                                Attorney-at-Law
                                  8 Teak Court
                          Lake Grove, New York  11755


Tel.:     (631) 737-8381
Fax:      (631) 737-8382
email:    mskrome@optonline.net


Ronald Krome                                                  Exhibit 5.1
Legal Assistant

                                                              December 20, 2002


Precise Life Sciences, Ltd.
1225 East Sunset Drive
Suite 145
Bellingham, Washington, 98226-3529

Dear Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Precise Life Sciences, Ltd., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering 4,1000,000 shares of common stock, par value $0.001 per share (the "Shares") to be issued pursuant to Precise Life Sciences Ltd.'s (the Company) 2002 Stock Incentive and Option Plan (the Plan). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

     In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the terms of the Plan, and issued pursuant to grants thereunder, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                    /s/ M. Krome
                                        --------------------
                                        Michael S. Krome